April 11, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of the Form 8-K for the event that occurred on April 11, 2017, of Fortune Valley Treasures, Inc. (formerly known as Crypto-Services, Inc.) and are in agreement with the statements contained therein in as much as they relate to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ MaloneBailey, LLP
www.malonebailey.com
Houston, Texas